EXHIBIT 99.1

Harsco's Third Quarter 2003 Diluted Earnings Per Share Total $0.69

 - Third quarter diluted EPS of $0.57 from continuing operations
 - Third quarter diluted EPS of $0.12 from discontinued operations, due to favorable developments in Federal Excise Tax litigation
 - Future pension costs made more predictable and affordable
 - Successful refinancing of 10-year notes
 - Company sees full-year diluted EPS from continuing operations in the range of $2.05 to $2.10 for 2003, and $2.50 to $2.65 for 2004

HARRISBURG, Pa., Oct. 23, 2003 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported diluted earnings per share totaling $0.69 in the third quarter of 2003, compared with $0.63 in the third quarter of 2002. Net income was $28.5 million, compared with $25.7 million last year. Income from continuing operations was $23.4 million, or $0.57 diluted earnings per share, compared with income from continuing operations of $24.7 million, or $0.61 diluted earnings per share in the third quarter of 2002. Income from discontinued operations for the third quarter 2003 was $5.1 million, or $0.12 diluted earnings per share, reflecting favorable developments in the Company's Federal Excise Tax litigation, as discussed under the Discontinued Operations section below. Third quarter 2003 sales totaled $530 million, up approximately four percent from sales of $511 million in the same period last year.

Affecting results from continuing operations in the third quarter 2003 were increased pension expense of $4.4 million pre-tax and $1.4 million pre-tax in net severance and other reorganization costs. Positive foreign currency translation increased sales by approximately $24.5 million and pre-tax income by approximately $3.1 million in the quarter.

For the first nine months of 2003, income from continuing operations was $61.3 million, or $1.50 diluted earnings per share, compared with income from continuing operations of $64.5 million, or $1.58 diluted earnings per share in the first nine months of 2002. Including discontinued operations, net income was $66.6 million or $1.63 diluted earnings per share, compared with net income of $66.0 million or $1.62 diluted earnings per share in the first nine months of 2002. Income from discontinued operations for first nine months of 2003 was $5.3 million, compared with $1.5 million in 2002. Sales for the first nine months of 2003 were $1.6 billion, an increase of approximately 5 percent from sales of $1.5 billion in the same period a year ago.

Affecting results from continuing operations in the first nine months of 2003 were increased pension expense of $13.7 million pre-tax, partially offset by income of $4.9 million pre-tax from the termination of certain post-retirement benefit plans in the first and second quarters. Also affecting 2003 nine-month results was approximately $3.6 million pre-tax in net severance and other reorganization costs. Positive foreign currency translation increased sales in the first nine months of 2003 by approximately $86.0 million and pre-tax income by approximately $7.0 million.

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "While third quarter results from continuing operations were not quite as good as expected, we made significant progress on a number of key strategic objectives, including favorable developments in our long-standing Federal Excise Tax litigation, the conversion of a majority of our global defined benefit pension plans to defined contribution plans, and the completion of several cost reduction initiatives.

"The integration of our acquisition of the mill services unit of C. J. Langenfelder & Son is essentially complete, additional mill services contracts have been won, and bidding activity for new services business continues to be very active. In fact, service sales grew to almost 71 percent of total sales through the first nine months of 2003.

"Harsco's businesses are well positioned to take advantage of improvements as they present themselves in the global economies we serve. We remain confident that our substantial industrial services focus, leading market positions, and strong cash flows form a solid base for future growth."

Third Quarter Business Segment Review

Mill Services - Third quarter 2003 sales increased 17 percent to $209 million from $178 million in the third quarter of 2002. Positive foreign currency translation increased sales 9 percent, while organic growth and the acquisition of the mill services unit of C. J. Langenfelder & Son were responsible for 8 percent. Operating income for the third quarter 2003 increased slightly to $20.7 million from $20.5 million in the same period last year. Operating margins declined to 9.9 percent from 11.6 percent in 2002. Last year's third quarter income and margins were favorably affected by a gain of $2.7 million pre-tax from the sale of a minority equity interest. Without this one-time gain last year, third quarter 2003 operating income would have increased by 16 percent, and operating margins would have declined by only 10 basis points.

Adversely impacting third quarter 2003 results were temporary mill shutdowns caused by the late summer power blackout in the eastern half of the U.S. and Canada, together with production disruptions at several domestic East Coast mills caused by Hurricane Isabel. In addition, 2003 third quarter results were unfavorably impacted by $1.2 million in increased pension expense over the same period last year. Offsetting these negative items was the positive effect of foreign currency translation, which increased operating income by approximately $2.6 million pre-tax.

The outlook for the Mill Services Segment remains positive, as rising global demand for steel is expected to result in increased opportunities for the Company's wide range of mill services.

Access Services - Positive sales and earnings trends from international operations more than offset the continued difficult U.S. non-residential construction market, now at its lowest level since mid-1997. Third quarter 2003 sales of $155 million were 3 percent above third quarter 2002 sales of $150 million, due to $7 million in positive foreign exchange translation.

Operating income increased by 8 percent in the quarter to $11.0 million and operating margins improved by some 30 basis points over last year, reflecting the Company's increased focus on cost controls and productivity initiatives. Positive foreign exchange translation increased operating income by $0.7 million in the quarter, offset by higher pension expense of $2.2 million.

While a challenging fourth quarter is expected, the Company anticipates that its cost reduction initiatives and modest growth investments in 2004, together with the expected reinstatement of industrial plant maintenance projects deferred from the second half of 2003 into the first half of 2004 and the emergence of a gradual worldwide increase in non-residential construction spending, should stimulate improving performance for Access Services through the course of 2004.

Gas and Fluid Control - Sales in the third quarter 2003 were $84 million, a slight sequential improvement over this year's second quarter, but an 8 percent decline compared with sales of $91 million in the third quarter of 2002. Operating income in the third quarter 2003 declined to $3.4 million from $4.9 million in the same period last year. Likewise, operating margins declined to 4.0 percent from 5.4 percent year-over-year. The effect of foreign currency translation was not material for this operation. Pension expense increased by $0.4 million over last year.

While deliveries and backlogs have strengthened for propane products and orders are picking up for the Air-X-Changers unit, all other units within this segment continue to suffer from depressed demand, overcapacity and pricing pressures due to ongoing softness in their industrial markets. The Company will continue its aggressive strategic restructuring initiatives pending a clear recovery in demand in the end markets served by the Gas and Fluid Control Segment.

Other Infrastructure Products and Services - Third quarter 2003 sales declined by 10 percent to $83 million from $92 million in the same period last year. Operating income declined from $12.8 million to $10.8 million, or 16 percent. Operating margins also declined, to 13.0 percent from 14.0 percent last year. Results in the third quarter of 2002 included a $2.0 million pre-tax gain on the sale of a Harsco Track Technologies product line. Without this one-time gain, operating income would have been essentially even with last year, while operating margins would have improved by approximately 120 basis points. The effect of foreign currency translation was not material in the quarter. Pension expense increased $0.4 million over 2002's third quarter.

Results were below last year due to continued difficult market conditions for the IKG industrial grating products business, continued deferrals in track maintenance spending by domestic railroads, and the aforementioned one-time gain on the sale of a track maintenance product line in 2002.

The outlook for the Harsco Track Technologies unit remains positive due to increasing opportunities in its international markets. The Reed Minerals and Patterson-Kelley units continued to perform ahead of last year and their outlook also remains positive. While IKG again incurred a small operating loss in the quarter, this unit is expected to return to at least breakeven by the first half of 2004.

Discontinued Operations

During the third quarter of 2003, several significant developments occurred with respect to the Company's ongoing Federal Excise Tax litigation matter arising under a completed 1986 contract for the sale of five-ton trucks to the U.S. Army, as previously disclosed in the Company's SEC reports. On July 16, 2003, the Court denied entirely the Government's motion for summary judgment. Shortly after the ruling and at the urging of the Court, the Government and the Company commenced settlement negotiations. These settlement negotiations progressed significantly during the months of August and September. At a status conference on September 30, 2003, the Court suspended further proceedings in the litigation pending the outcome of the settlement discussions.

As of September 30, 2003, the Company reassessed its litigation reserve for this matter to reflect these significant developments, resulting in after-tax income of $5.2 million or $0.13 per share in the third quarter of 2003. No recognition has been given in the accompanying financial statements for the outcome of the ongoing settlement negotiations with respect to the Company's claims for a tax refund.

Liquidity and Capital Resources

Net cash provided by operating activities in the first nine months of 2003 was $154.4 million, compared with $163.7 million in the same period in 2002. The 6 percent year-over-year decrease was principally due to the timing of changes in working capital components, primarily accounts receivable. Cash used by investing activities of $106.1 million exceeded the $31.6 million in the first nine months of 2002, primarily due to increased capital expenditures for organic growth, the acquisition of the mill services unit of C. J. Langenfelder & Son, and lower proceeds from asset sales in 2003.

The Company's debt-to-capital ratio has declined by 330 basis points to 46.5 percent since December 31, 2002. Year-to-date debt has risen by only $3 million, due entirely to foreign exchange translation effects. As previously announced, the Company successfully refinanced its 6 percent $150 million ten-year notes with new ten-year $150 million notes at 5.125 percent. This action is expected to result in annual interest savings of $1.3 million. Economic Value Added (EVA(r)) has shown a year-over-year improvement in the first nine months, with the largest increase coming from the Mill Services Segment.

Pension Plans

A strategic objective for 2003 has been to arrest the significant increases in the Company's pension costs, particularly during the past two years. During the third quarter, the Company completed a comprehensive global review of its pension plans in order to make its long-term pension costs more predictable and affordable. The Company has now begun implementing design changes for most of these plans. The principal change involves converting future pension benefits for the majority of the Company's non-union employees in both the U.K. and U.S. from defined benefit plans to defined contribution plans. As a result of these actions, and assuming no material changes in actuarial assumptions, the Company's pension expense in 2004 is expected to approximate 2003's amount.

Outlook

The Mill Services Segment is expected to perform with historic consistency in leading the Company's performance in the fourth quarter of 2003. The Company does not anticipate a recovery in the non-residential construction market for Access Services to begin to emerge until the first half of 2004. Fourth quarter 2003 results from Gas and Fluid Control are expected to be down year-over-year due to continuing depressed demand and pricing pressures. Other Infrastructure Products and Services is expected to perform modestly better in the fourth quarter compared with last year's period. In addition, as the Company continues to position for growth in 2004, additional net severance and other reorganization costs are anticipated in the fourth quarter 2003 of approximately $1.2 million pre-tax, or $0.02 per diluted share. Accordingly, the Company foresees full-year 2003 GAAP earnings from continuing operations in the range of $2.05 to $2.10 per diluted share.

The Company's present view is that 2004 GAAP earnings from continuing operations will be in the range of $2.50 to $2.65 per diluted share. This view is underpinned by the Company's focus on increased future growth investments in its industrial service businesses, particularly Mill Services; improved performance by HTT and IKG; a modest improvement in both Access Services and Gas and Fluid Control; lower interest expense; no increase in pension expense; and no material change in foreign exchange rates. The Company's confidence in 2004 earnings growth is further underpinned by anticipated moderate economic growth in the Company's key global markets, augmented by the Company's ongoing internal improvement and cost reduction strategies. Further, the Company anticipates only a modest amount of net severance and other reorganization costs in 2004.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend,""believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 2618607.

About Harsco

Harsco Corporation is a diversified, $2 billion industrial services and engineered products company. Harsco's market-leading businesses provide mill services, access services, gas and fluid control products, and other infrastructure products and services to customers worldwide. The Company employs approximately 17,500 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
 (In thousands, except per share amounts)

                           Three Months Ended    Nine Months Ended
                              September 30         September 30
                             2003      2002       2003       2002
 ------------------------- --------  --------  ----------  ----------
 Revenues from continuing
  operations:
   Service sales           $376,951  $342,668  $1,098,673  $  988,226
   Product sales            153,234   167,851     455,874     491,241
 ------------------------- --------  --------  ----------  ----------
   Total revenues           530,185   510,519   1,554,547   1,479,467
 ------------------------- --------  --------  ----------  ----------

 Costs and expenses from
  continuing operations:
   Cost of services sold    277,994   249,731     812,217     718,839
   Cost of products sold    121,991   134,024     367,284     388,253
   Selling, general and
    administrative expenses  81,553    78,200     243,518     237,223
   Research and development
    expenses                    695       642       2,367       2,206
   Other (income) expenses    2,172      (137)      4,509       2,901
 ------------------------- --------  --------  ----------  ----------
    Total costs and
     expenses               484,405   462,460   1,429,895   1,349,422
 ------------------------- --------  --------  ----------  ----------

    Operating income from
     continuing operations   45,780    48,059     124,652     130,045

 Equity in income of
  affiliates, net                10       138         271         428
 Interest income                482     1,008       1,558       3,238
 Interest expense           (10,271)  (11,109)    (30,797)    (33,559)
 ------------------------- --------  --------  ----------  ----------
    Income from continuing
     operations before
     income taxes and
     minority interest       36,001    38,096      95,684     100,152

 Income tax expense         (10,781)  (11,736)    (29,266)    (30,927)
 ------------------------- --------  --------  ----------  ----------

    Income from continuing
     operations before
     minority interest       25,220    26,360      66,418      69,225

 Minority interest in
  net income                 (1,846)   (1,665)     (5,120)     (4,698)
 ------------------------- --------  --------  ----------  ----------
 Income from continuing
  operations                 23,374    24,695      61,298      64,527
 ------------------------- --------  --------  ----------  ----------
 Discontinued operations:
  Loss from operations of
   discontinued business       (206)     (548)       (415)     (2,582)
  Gain on disposal of
   discontinued business        106     2,071         634       4,939
  Income related to
   discontinued defense
   business                   8,030        --       8,030          --
  Income tax expense         (2,838)     (546)     (2,953)       (851)
 ------------------------- --------  --------  ----------  ----------
 Income from discontinued
  operations                  5,092       977       5,296       1,506
 ------------------------- --------  --------  ----------  ----------
   Net Income              $ 28,466  $ 25,672  $   66,594  $   66,033
 ========================= ========  ========  ==========  ==========

 Average shares of common
  stock outstanding          40,752    40,514      40,637      40,304

 Basic earnings per
  common share:
   Continuing operations   $    .57  $    .61  $     1.51  $     1.60
   Discontinued operations      .12       .02         .13         .04
 ------------------------- --------  --------  ----------  ----------
 Basic earnings per
  common share             $  .70(a) $    .63  $     1.64  $     1.64
 ========================= ========  ========  ==========  ==========
 Diluted average shares of
  common shares
  outstanding                41,100    40,646      40,877      40,707

 Diluted earnings per
  common share:
   Continuing operations   $    .57  $    .61  $     1.50  $     1.58
   Discontinued operations      .12       .02         .13         .04
 ------------------------- --------  --------  ----------  ----------
 Diluted earnings per
  common share             $    .69  $    .63  $     1.63  $     1.62
 ========================= ========  ========  ==========  ==========

    (a) Does not total due to rounding.

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                           September 30   December 31
 (In thousands)                                2003         2002(a)
 ----------------------------------------   ----------    ----------
 ASSETS

 Current assets:
  Cash and cash equivalents                 $   76,565    $   70,132
  Accounts receivable, net                     458,067       388,872
  Inventories                                  187,692       181,712
  Other current assets                          51,209        61,686
 ----------------------------------------   ----------    ----------
   Total current assets                        773,533       702,402
 ----------------------------------------   ----------    ----------
 Property, plant and equipment, net            832,331       804,495
 Goodwill, net                                 389,610       377,220
 Other assets                                  107,629       102,493
 Assets held for sale                            5,804        12,687
 ----------------------------------------   ----------    ----------
   Total assets                             $2,108,907    $1,999,297
 ========================================   ==========    ==========

 LIABILITIES

 Current liabilities:
  Short-term borrowings                     $   15,915    $   22,362
  Current maturities of long-term debt           9,701        11,695
  Accounts payable                             168,512       166,871
  Accrued compensation                          44,321        39,456
  Income taxes                                  48,217        43,411
  Dividends payable                             10,715        10,642
  Other current liabilities                    187,009       179,413
 ----------------------------------------   ----------    ----------
   Total current liabilities                   484,390       473,850
 ----------------------------------------   ----------    ----------
 Long-term debt                                617,214       605,613
 Deferred income taxes                          64,866        62,096
 Insurance liabilities                          43,544        44,090
 Other liabilities                             157,278       167,069
 Liabilities associated
  with assets held for sale                        988         2,039
 ----------------------------------------   ----------    ----------
   Total liabilities                         1,368,280     1,354,757
 ----------------------------------------   ----------    ----------

 SHAREHOLDERS' EQUITY

 Common stock                                   84,137        83,793
 Additional paid-in capital                    118,645       110,639
 Accumulated other comprehensive expense      (189,895)     (242,978)
 Retained earnings                           1,331,405     1,296,855
 ----------------------------------------   ----------    ----------
                                             1,344,292     1,248,309
 Treasury stock                               (603,665)     (603,769)
 ----------------------------------------   ----------    ----------
   Total shareholders' equity                  740,627       644,540
 ----------------------------------------   ----------    ----------
   Total liabilities and
    shareholders' equity                    $2,108,907    $1,999,297
 ========================================   ==========    ==========

 (a) In order to comply with the Financial Accounting Standards Board
     (FASB) Statement No. 144, "Accounting for the Impairment or
     Disposal of Long-Lived Assets," 2002 information has been
     reclassified for comparative purposes.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                          Three Months Ended      Nine Months Ended
                             September 30            September 30
 (In thousands)            2003        2002       2003         2002
 ----------------------- ---------   --------   ---------   ---------
 Cash flows from
  operating activities:

  Net income             $  28,466   $ 25,672   $  66,594   $  66,033
  Adjustments to
   reconcile net income
   to net cash provided
   (used) by operating
   activities:
    Depreciation            42,660     39,740     123,433     115,911
    Amortization               544        407       1,262       1,245
    Equity in income of
     affiliates, net            (9)      (138)       (271)       (428)
    Dividends or
     distributions from
     affiliates                 --         --       1,335         144
    Other, net              (6,406)       457      (3,908)      7,684
    Changes in assets
     and liabilities,
     net of acquisitions
     and dispositions of
     businesses:
      Accounts
       receivable          (17,177)    (4,230)    (53,637)    (22,851)
      Inventories           (3,486)    (2,225)     (3,151)     (5,968)
      Accounts payable       4,959     16,403      (5,921)    (12,713)
      Net disbursements
       related to
       discontinued
       defense business       (605)      (549)     (1,039)     (1,054)

      Other assets and
       liabilities          15,140      7,741      29,717      15,678
 ----------------------- ---------   --------   ---------   ---------
    Net cash provided
     by operating
     activities             64,086     83,278     154,414     163,681
 ----------------------- ---------   --------   ---------   ---------
 Cash flows from
  investing activities:
   Purchases of
    property, plant
    and equipment          (34,038)   (26,112)    (96,827)    (86,132)
  Purchase of
   businesses, net of
   cash acquired               (43)      (436)    (23,529)       (436)
  Proceeds from sales
   of assets                 1,261     17,720      14,218      54,906
  Other investing
   activities                   --         35          --          16
 ----------------------- ---------   --------   ---------   ---------
    Net cash used by
     investing
     activities            (32,820)    (8,793)   (106,138)    (31,646)
 ----------------------- ---------   --------   ---------   ---------
 Cash flows from
  financing activities:
   Short-term
    borrowings, net         (3,110)   (20,073)    (14,078)    (19,553)
   Current maturities
    and long-term debt:
     Additions             182,587     14,288     264,879     103,093
     Reductions           (192,755)   (48,011)   (273,862)   (190,308)
   Cash dividends paid
    on common stock        (10,685)   (10,127)    (31,971)    (30,156)
   Common stock
    issued-options           3,438        282       7,485      13,459
   Other financing
    activities                (608)      (289)     (4,160)     (3,586)
 ----------------------- ---------   --------   ---------   ---------
     Net cash used by
      financing
      activities           (21,133)   (63,930)    (51,707)   (127,051)
 ----------------------- ---------   --------   ---------   ---------
 Effect of exchange
  rate changes on cash       2,457       (248)      9,864       4,034
 Net decrease in cash
  of discontinued
  operations                    --          1          --           1
 ----------------------- ---------   --------   ---------   ---------
 Net increase in cash
  and cash equivalents      12,590     10,308       6,433       9,019

 Cash and cash
  equivalents at
  beginning of period       63,975     66,118      70,132      67,407
 ----------------------- ---------   --------   ---------   ---------
 Cash and cash
  equivalents at end
  of period              $  76,565   $ 76,426   $  76,565   $  76,426
 ======================= =========   ========   =========   =========

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (a) (Unaudited)
 (In thousands)

                         Three Months Ended     Three Months Ended
                         September 30, 2003     September 30, 2002

                                  Operating              Operating
                                    Income                 Income
                        Sales (b)  (loss)(c)   Sales (b)  (loss)(c)
 --------------------   --------   --------    --------   --------
 Mill Services
  Segment               $208,591   $ 20,681    $177,580   $ 20,519

 Access Services
  Segment                154,771     11,008     149,849     10,155

 Gas and Fluid
  Control Segment         83,651      3,354      91,019      4,900

 Other Infrastructure
  Products and
  Services                83,172     10,822      92,071     12,848

 General Corporate            --        (85)         --       (363)
 --------------------   --------   --------    --------   --------
 Consolidated Totals    $530,185   $ 45,780    $510,519   $ 48,059
 ====================   ========   ========    ========   ========

                         Nine Months Ended      Nine Months Ended
                        September 30, 2003     September 30, 2002

                                  Operating              Operating
                                    Income                 Income
                       Sales (b)   (loss)(c)   Sales (b)  (loss)(c)
 --------------------  ---------   --------    --------  ---------
 Mill Services
  Segment               $600,607   $ 63,074    $513,814  $ 53,072

 Access Services
  Segment                460,077     26,361     428,447    29,519

 Gas and Fluid
  Control Segment        240,928     10,909     264,952    17,320

 Other Infrastructure
  Products and
  Services               252,935     23,654     272,254    30,240

 General Corporate        --            654       --         (106)
 --------------------  ---------   --------   ---------  --------
 Consolidated Totals  $1,554,547   $124,652  $1,479,467  $130,045
 ==================== ==========   ========  ==========  ========

 (a) Segment information for prior periods has been reclassified to conform with the current presentation.

 (b) Sales from continuing operations.

 (c) Operating income (loss) from continuing operations.

Contacts:
Media Contact
Kenneth Julian
717.730.3683
kjulian@harsco.com

Analyst Contact
Eugene M. Truett
717.975.5677
etruett@harsco.com